Exhibit 10.11

PG&E CORPORATION
2021 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD – NON-EMPLOYEE DIRECTORS

PG&E CORPORATION, a California corporation, hereby grants Restricted Stock Units to the Recipient named below. The Restricted Stock Units have been granted under the PG&E Corporation 2021 Long-Term Incentive Plan (the “LTIP”). The terms and conditions of the Restricted Stock Units are set forth in this cover sheet and in the attached Restricted Stock Unit Agreement (the “Agreement”).
Date of Grant:     <award_date>
Name of Recipient:     <First_Name> <Last_Name>
Award ID Number: <Emp_Id>
Number of Restricted Stock Units:     <shares_awarded>

By accepting this award, you agree to all of the terms and conditions described in the attached Agreement. You and PG&E Corporation agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of the attached Agreement. You are also acknowledging receipt of this award, the attached Agreement, and a copy of the prospectus describing the LTIP and the May 19, 2022 Equity Awards for Non-Employee Directors under the LTIP, dated May 19, 2022.

Attachment

PG&E CORPORATION
2021 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT FOR NON-EMPLOYEE DIRECTORS

The LTIP and Other Agreements
This Agreement and the above cover sheet constitute the entire understanding between you and PG&E Corporation regarding the Restricted Stock Units, subject to the terms of the LTIP. Any prior agreements, commitments, or negotiations are superseded. In the event of any conflict or inconsistency between the provisions of this Agreement or the above cover sheet and the LTIP, the LTIP will govern. Capitalized terms that are not defined in this Agreement or the above cover sheet are defined in the LTIP.

Grant of Restricted Stock Units
PG&E Corporation grants you the number of Restricted Stock Units shown on the cover sheet of this Agreement. The Restricted Stock Units are subject to the terms and conditions of this Agreement and the LTIP.

Vesting of Restricted Stock Units	In general, provided that you have not had a Separation from Service, your Restricted Stock Units will vest on the earlier of (i) the first anniversary of the Date of Grant shown on the cover sheet to this Agreement or (ii) the last day of the director’s elected term (the “Normal Vesting Date”). As set forth elsewhere in this Agreement, the Restricted Stock Units may vest earlier upon the occurrence of certain events.
Dividends
Your Restricted Stock Unit account will be credited quarterly on each dividend payment date with additional Restricted Stock Units (including fractions computed to three decimal places), determined by dividing (1) the amount of cash dividends paid on the number of shares of PG&E Corporation common stock represented by the Restricted Stock Units previously credited to your Restricted Stock Unit account by (2) the Fair Market Value of a share of PG&E Corporation common stock on the dividend payment date. Such additional Restricted Stock Units will be subject to the same terms and conditions and will be settled in the same manner and at the same time as the Restricted Stock Units covered by this Agreement.

Settlement
Vested Restricted Stock Units will be settled in an equal number of shares of PG&E Corporation common stock (a “Share”), rounded down to the nearest whole Share. PG&E Corporation will issue Shares in settlement of vested Restricted Stock Units upon the earliest of (1) the first anniversary of the Date of Grant (the “Normal Settlement Date”), (2) your Disability (as defined under Section 409A of the Code), (3) your death, or (4) your Separation from Service following a Change in Control (subject to earlier settlement pursuant to Change in Control provisions below). However, if you previously made a timely, valid deferral election to receive Shares in settlement of vested Restricted Stock Units after the Normal Settlement Date (commencing in January of a year following the Normal Settlement Date), then settlement will be according to the terms of your election and the LTIP, unless settled earlier in a lump sum as set forth in the LTIP upon occurrence of any of the events listed in sections (2) – (4) above. Further, if pursuant to any such deferral election you begin receiving any annual installments, then upon the subsequent occurrence of any of the events listed in sections (2) – (4) above, any unpaid installments will be settled in a lump sum upon occurrence of the event, except to the extent that such acceleration would result in taxation under Section 409A of the Code.

Separation of Service	If you have a Separation from Service, whether voluntarily or involuntarily, before the Normal Vesting Date, all Restricted Stock Units subject to this Agreement that have not vested on account of your death, Disability (within the meaning of Section 409A of the Code), or following a Change in Control (as provided below), will be automatically cancelled and forfeited; provided, however, that if you have a Separation from Service due to a pending Disability determination, forfeiture will not occur until a finding that such Disability has not occurred.
Death/Disability
In the event of your Disability (as defined in Section 409A of the Code) or death, all Restricted Stock Units credited to your account under this Agreement will immediately become fully vested and be settled in accordance with the settlement provisions described above.

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Change in Control
In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without your consent, either assume or continue the PG&E Corporation’s rights and obligations under outstanding Restricted Stock Units or substitute for such Restricted Stock Units substantially equivalent awards covering the Acquiror’s stock. Restricted Stock Units that are assumed or continued in connection with a Change in Control shall be subject to such additional accelerated vesting and/or exercisability, or lapse of restrictions in connection with your termination of Service in connection with the Change in Control as the People and Compensation Committee or Board may determine, if any.
In the event of a Change in Control in which Restricted Stock Units are not assumed or continued, your then-outstanding Restricted Stock Units that are not vested shall immediately vest and shall be settled in cash, shares or a combination thereof, as determined by the People and Compensation Committee, within thirty (30) days following such Change in Control (except to the extent that settlement of the Restricted Stock Unit must be made pursuant to its original schedule in order to comply with Code Section 409A), notwithstanding that the applicable retention period or other restrictions and conditions have not been completed or satisfied.

Delay	PG&E Corporation will delay the issuance of any Shares to the extent it is necessary to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “key employees” of certain publicly traded companies); in such event, any Shares to which you would otherwise be entitled during the six (6) month period following the date of your Separation from Service (or shorter period ending on the date of your death following such Separation from Service) will instead be issued on the first business day following the expiration of the applicable delay period.
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Withholding Taxes	PG&E Corporation generally will not be required to withhold taxes on taxable income recognized by you upon settlement of your Restricted Stock Units. However, any taxes that are required to be withheld will be payable by you in cash, by check, or through deductions from your compensation. Also, the Board may, in its discretion and subject to such restrictions as the Board may impose, permit you to satisfy such tax withholding obligations by electing to have PG&E Corporation withhold otherwise deliverable Shares having a fair market value equal to the amount that would be required to be withheld.
Voting and Other Rights	You will not have voting rights with respect to the Restricted Stock Units until the date the underlying Shares are issued (as evidenced by appropriate entry on the books of PG&E Corporation or its duly authorized transfer agent).
Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California.

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